Exhibit 99.1

FERRELLGAS PARTNERS REPORTS RECORD

FOURTH QUARTER AND FISCAL 2013 RESULTS

OVERLAND PARK, KAN., September 26, 2013/PR Newswire/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported record Gross Profit, Adjusted EBITDA and Distributable Cash Flow to equity investors for fiscal 2013, as well as for the fiscal fourth quarter.  For both periods, gains were primarily driven by improved margins, increased propane sales volumes and operating efficiencies.

Adjusted EBITDA climbed 41% for the year to a record $272.2 million from $193.1 million the year before.  Distributable Cash Flow to equity investors nearly doubled to a record $183.1 million from $94.4 million, representing cash distribution coverage of 1.13x on all outstanding common units.

Gross profit for the year was up 15% to a record $738.8 million, with margins improving to $0.82 per gallon from $0.73 per gallon in fiscal 2012.  Propane gallon sales increased to 901.4 million from 878.1 million.  Net earnings totaled $55.9 million, or $0.71 per unit, versus a loss of $10.8 million, or $0.14 per unit, in fiscal 2012.

Fourth-quarter results basically mirrored the full year’s trends, as Adjusted EBITDA increased 44% to a record $26.0 million; Distributable Cash Flow was a record $2.8 million, versus a loss of $6.5 million in fiscal 2012; gross profit rose 8% to a record $140.4 million; and gross profit margins improved to $0.90 per gallon from $0.86 per gallon. Propane gallon sales rose 3.6% to 156.3 million.  The seasonal net loss was trimmed to $28.5 million, or $0.36 per unit, from $35.2 million, or $0.45 per unit, the year before.

Operating expense for the year rose 2.8% to $410.1 million on increased sales volumes.  Excluding performance-based incentives, on a cost-per-gallon basis, operations were slightly more efficient improving to $0.44 per gallon from $0.45 per gallon, in fiscal 2012.

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General and administrative expense for the year rose to $42.0 million from $37.1 million, but excluding performance-based incentives was down $2.4 million.  Equipment lease expense rose to $16.0 million from $14.6 million, in line with expectations.  Interest expense for the year decreased to $89.1 million from $93.3 million, reflecting lower rates.

President and CEO Steve Wambold pointed out, “We are proud to deliver these much improved, yet anticipated results to our investors with our fourth quarter performance marking our third record quarter in the last five.  While it is too early to provide specific guidance for the new fiscal year, we believe that fiscal 2013 demonstrated the impact that executing our strategy can make in a near-normal weather and commodity price environment.  Under similar conditions, we would expect to sustain a similar financial performance. Moreover, we hope that our growth strategy will allow us to build upon these results in the years to come.”

Wambold continued, “We will continue to stick to our game plan focusing on profitable growth through organic sales, marketing and acquisitions, while remaining diligent with regard to expense control.  We remain focused on propane acquisitions as well as diversified assets that make sense within our operations.  For example, our acquisition of Mr. Bar-B-Q this year provided measurable financial returns while opening new opportunities for our outdoor living and tank exchange operations.”

“Also contributing to our optimism are the steps Blue Rhino has taken to significantly improve its market-leading position with more than 46,000 selling locations,” Wambold added.  “Consolidating our Blue Rhino and traditional retail operations has resulted in cost savings and allowed for further cross-marketing of products to consumers.  Further, Blue Rhino mitigates the seasonality of our traditional retail propane business.”

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Ferrellgas Partners, L.P., through its operating partnership Ferrellgas L.P., serves customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.  Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2013 AND 2012

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2013	2012	2013	2012
Revenues:
Propane and other gas liquids sales	$312,504	$310,515	$1,739,267	$2,160,945
Other	38,169	31,260	236,200	178,147
Total revenues	350,673	341,775	1,975,467	2,339,092

Cost of product sold:
Propane and other gas liquids sales	189,161	196,643	1,092,261	1,601,886
Other	21,108	15,112	144,456	95,323

Gross profit	140,404	130,020	738,750	641,883

Operating expense (including $126 and $626 of severance charges for the three and twelve months ended July 31, 2012, respectively)	100,838	100,006	410,059	398,980
Depreciation and amortization expense	20,822	21,002	83,344	83,841
General and administrative expense (including $166 and $429 of serverance charges for the three and twelve months ended July 31, 2012, respectively)	9,631	8,445	42,027	37,116
Equipment lease expense	4,135	3,802	15,983	14,648
Non-cash employee stock ownership plan compensation charge	3,096	2,721	15,769	9,440
Non-cash stock and unit-based compensation charge (a)	5,111	3,976	13,545	8,843
Loss on disposal of assets	4,693	3,983	10,421	6,035

Operating income (loss)	(7,922)	(13,915)	147,602	82,980

Interest expense	(22,007)	(22,350)	(89,145)	(93,254)
Other income, net	48	258	565	506

Earnings (loss) before income taxes	(29,881)	(36,007)	59,022	(9,768)

Income tax expense (benefit)	(821)	(157)	1,855	1,128

Net earnings (loss)	(29,060)	(35,850)	57,167	(10,896)

Net earnings (loss) attributable to noncontrolling interest (b)	(256)	(321)	741	56

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(28,804)	(35,529)	56,426	(10,952)

Less: General partner’s interest in net earnings (loss)	(288)	(356)	564	(110)

Common unitholders’ interest in net earnings (loss)	$(28,516)	$(35,173)	$55,862	$(10,842)

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$(0.36)	$(0.45)	$0.71	$(0.14)

Weighted average common units outstanding	79,071.8	78,992.0	79,038.6	77,572.4

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2013	2012	2013	2012

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(28,804)	$(35,529)	$56,426	$(10,952)
Income tax expense (benefit)	(821)	(157)	1,855	1,128
Interest expense	22,007	22,350	89,145	93,254
Depreciation and amortization expense	20,822	21,002	83,344	83,841
EBITDA	13,204	7,666	230,770	167,271
Non-cash employee stock ownership plan compensation charge	3,096	2,721	15,769	9,440
Non-cash stock and unit-based compensation charge (a)	5,111	3,976	13,545	8,843
Loss on disposal of assets	4,693	3,983	10,421	6,035
Other income, net	(48)	(258)	(565)	(506)
Severance costs	—	292	—	1,055
Nonrecurring litigation reserve and related legal fees	230	—	1,568	892
Net earnings (loss) attributable to noncontrolling interest	(256)	(321)	741	56
Adjusted EBITDA (c)	26,030	18,059	272,249	193,086
Net cash interest expense (d)	(20,666)	(20,827)	(83,495)	(87,600)
Maintenance capital expenditures (e)	(4,074)	(4,526)	(15,070)	(16,044)
Cash paid for taxes	(462)	(664)	(550)	(764)
Proceeds from asset sales	1,967	1,428	9,980	5,742
Distributable cash flow to equity investors (f)	$2,795	$(6,530)	$183,114	$94,420

Propane gallons sales
Retail - Sales to End Users	95,235	95,031	637,923	619,318
Wholesale - Sales to Resellers	61,051	55,841	263,447	258,812
Total propane gallons sales	156,286	150,872	901,370	878,130

(a)  Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended		Twelve months ended
	July 31		July 31
	2013	2012	2013	2012
Operating expense	$665	$795	$2,391	$2,747
General and administrative expense	4,446	3,181	11,154	6,096
Total	$5,111	$3,976	$13,545	$8,843

(b)  Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)         Adjusted EBITDA is calculated as earnings (loss) attributable to Ferrellgas Partners, L.P.  before income tax expense(benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets, other income, net, severance costs, nonrecurring litigation reserve and related legal fees and net earnings (loss) attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful because it  allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)        Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)         Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)          Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2013	July 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$6,464	$8,429
Accounts and notes receivable, net (including $130,025 and $121,812 of accounts receivable pledged as collateral at July 31, 2013 and July 31, 2012, respectively)	131,791	124,004
Inventories	117,116	127,598
Prepaid expenses and other current assets	25,608	29,315
Total Current Assets	280,979	289,346

Property, plant and equipment, net	589,727	626,551
Goodwill	253,362	248,944
Intangible assets, net	189,516	189,118
Other assets, net	42,444	43,320
Total Assets	$1,356,028	$1,397,279

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$49,128	$47,824
Short-term borrowings	50,054	95,730
Collateralized note payable	82,000	74,000
Other current liabilities	121,102	122,667
Total Current Liabilities	302,284	340,221

Long-term debt (a)	1,106,940	1,059,085
Other liabilities	33,431	25,499
Contingencies and commitments	—	—

Partners’ Deficit:
Common unitholders (79,072,819 and 79,006,619 units outstanding at July 31, 2013 and July 31, 2012, respectively)	(28,931)	43,701
General partner unitholder (798,715 and 798,047 units outstanding at July 31, 2013 and July 31, 2012, respectively)	(60,362)	(59,630)
Accumulated other comprehensive income (loss)	1,697	(13,159)
Total Ferrellgas Partners, L.P. Partners’ Deficit	(87,596)	(29,088)
Noncontrolling Interest	969	1,562
Total Partners’ Deficit	(86,627)	(27,526)
Total Liabilities and Partners’ Deficit	$1,356,028	$1,397,279

(a)         The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.